Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

G. MARC BAUMANN

Executive Vice President and

Chief Financial Officer

Standard Parking Corporation

(312) 274-2199

mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

Standard Parking Corporation Announces

Termination of Consulting Agreement

Reaffirms Earnings Per Share Guidance

CHICAGO,IL – October 7, 2004 - Standard Parking Corporation (NASDAQ: STAN), one of the nation’s largest providers of parking management services, today announced the termination of a Consulting Agreement dated March 30, 1998 with Sidney Warshauer, a former owner of Standard Parking, as the result of Mr. Warshauer’s death earlier this month.  The Company will take a one-time non-cash charge to amortization expense in the fourth quarter of 2004 reflecting the write-off of the net unamortized balance of Mr. Warshauer’s covenant not to compete, which will result in a net increase in amortization expense of $0.49 million for the quarter.  Beginning in the fourth quarter of 2004, the Company’s obligation to make quarterly cash payments of $0.14 million to Mr. Warshauer will cease, and beginning in 2005 the Company will no longer incur any amortization expense related to Mr. Warshauer’s agreement.

The Company also learned of the death in September of Robert Hill, a retired former executive of the Company.  Because the Company is the beneficiary under a life insurance policy on Mr. Hill’s life, the Company expects to receive death benefit proceeds of $0.3 million and therefore intends to record a gain, net of the policy’s cash surrender value, of $0.24 million in the third quarter of 2004 as a reduction of general and administrative expenses.

COMMENTARY

James A. Wilhelm, the Company’s President and Chief Executive Officer, stated “We are saddened by the deaths of both of these fine gentlemen.  Bob Hill was a long-time colleague who played a key role in the Company’s growth.  Mr. Warshauer was a second-generation owner of Standard Parking and, as importantly, our friend and patriarch for many years.”

FINANCIAL OUTLOOK

The above events do not affect, and the Company reaffirms, the earnings per share guidance previously announced on August 12, 2004.  At that time, the Company announced that it expected reported net earnings per share for the 2004 year to be in the range of $0.25 to $0.35 per weighted average diluted share.  The Company also announced at that time that net earnings per share for the second half of 2004, free of IPO-related impacts, were expected to be in the range of $0.65 to $0.75 per weighted average diluted share.  Finally, the Company’s August 12th release also estimated that on a pro forma basis, assuming that the Company’s IPO took place as of December 31, 2003, earnings per share were expected to be in the range of $0.84 to $0.91 per pro forma diluted share.    Detailed calculations of the pro forma adjustments can be found in the tables accompanying the August 12th release.

Standard Parking Corporation, with approximately 11,000 employees, is one of the largest operators of paid parking facilities in North America, managing over 1,900 airport and urban parking facilities in close to 300 cities spanning 43 states and three Canadian provinces.

* * * * *

More information about Standard Parking is available at www.standardparking.com.  Standard Parking’s 2003 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

DISCLOSURE NOTICE: The information contained in this document is as of October 7, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company’s financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:  an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company’s operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company’s ability to renew the Company’s insurance policies on acceptable terms, the extent to which the

Company’s clients purchase insurance through us and the Company’s ability to successfully manage self-insured losses; the Company’s ability to form and maintain relationships with large real estate owners, managers and developers; the Company’s ability to provide performance bonds on acceptable terms to guarantee the Company’s performance under certain contracts; the loss of key employees; the Company’s ability to develop, deploy and utilize information technology; the Company’s ability to refinance the Company’s indebtedness; the Company’s ability to consummate transactions and integrate newly acquired contracts into the Company’s operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company’s may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company’s major corporate decisions.  A further list and description of these risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).